EXHIBIT 99.1
OCTOBER 1, 2004
ARTICLE FROM UNIVERSITY OF MONTANA
COLLEGE OF ARTS & SCIENCES NEWSLETTER

Featured Alumni

(photo omitted)	Gerry Hatler (B.A. History-Political Science 1970)

Gerry Hatler ‘70 (B.A. History/Political Science) takes a team approach to management, so he surrounds himself with talented people, gives them the tools they need and then the team shares the success. “I don’t want all the burden to be on me to make things happen; I want those around me to make things happen by way of learning opportunities. It’s my job to help provide them with useful opportunities which will help further their professional and personal growth.”

And making things happen they are. Gerry is the President and Chief Executive Officer of EvergreenBank, a community bank that has four branches in Seattle and the surrounding area. They are about to increase their size 50 percent by adding two more branches.

EvergreenBank focuses on a brand of caring and personalized customer service, and had $195 million in assets at the end of second quarter 2004. Its year-end balance sheet last year was the largest and strongest in its 30-year history.

Surprisingly, EvergreenBank’s biggest competitors are the multi-billion dollar banks as opposed to other community banks. According to Gerry, this is because often the larger banks want to automate services and use their websites to do the bulk of their business in order to save on costs. They often don’t offer customers the choice of personalized service. Evergreen does offer them that choice; so those customers who prefer a more personalized approach often leave the larger banks and choose EvergreenBank. Also, Evergreen’s relatively smaller size allows it to be “nimble” and to respond more quickly to customer requests.

Part of the reason for EvergreenBank’s and Gerry’s success perhaps lies in his approach, which could be considered unusual: “I relish change. And I seek people who view change positively. To survive and thrive, we can’t hold on to the way we’ve always done things, yet we need to maintain the values that have sustained our organization. People tend to resist change. But there’s so much good that can come out of it.”

One change in business as usual occurred when Gerry took all his managers through The Leadership Challenge — a seminar which fosters managers’ understanding of their role in the whole banking system, both within the larger context of the banking world and the smaller context of their own banks. (This is similar, actually, to something for which The UM College of Arts and Sciences strives: to help those within it to understand where they and their roles fit within a larger global context.) The Leadership Challenge has been highly successful in fostering Evergreen’s managers’ professional growth and performance.

Gerry thinks his passion for helping others learn and grow originated with his mother, who was a schoolteacher in a one-room schoolhouse in Fort Belknap, Montana during the Great Depression. “I like ‘seeing the light bulbs go on’ for people as their understanding of themselves and the world around them grows.”

There are lots of light bulbs going on at Evergreen these days, thanks to Gerry’s insightful leadership.